July 9, 2010

Charter Capital Holdings,LP
5051 Westheimer, Suite 750
Galleria Tower II
Houston, TX 77056

Re: American Scientific Resources, Inc. d.b.a. Kidz-Med (the "Client")

Hartsko Financial Services, LLC ("Hartsko") intends to provide financing to Client to purchase certain goods that have been presold to Client's customers (hereinafter the "Hartsko Obligations"). We understand that Client will offer to sell to you the accounts receivable arising from the resale of these goods and that you have obtained, or intend to obtain, a first priority security interest in all of Client's accounts receivable, as well as other collateral.

As a condition to Hartsko providing financing to Client, Hartsko hereby requires that you agree to the following terms and conditions:

1. You shall pay to Hartsko all amounts that you otherwise would pay to Client, including but not limited to, all proceeds of accounts receivable that you may purchase or advance against and any other amounts that may become due to Client under the terms of the Purchase and Sale Agreement/Security Agreement and any addendum thereto (hereinafter the "Agreement") between you and the Client in effect presently or that you may consummate in the future, provided however that you will not be obligated to pay any such amounts to Hartsko unless sums are due and payable to Client in accordance with the terms of the Agreement and Client is not in default of any term or condition of such Agreement. Client agrees that Hartsko will notify you in writing with regards to amounts due Hartsko. Following receipt of such notice from Hartsko, you agree not to make any payment to Client or for their account, including, but not limited to, advances or sums due Client under the Agreement until Hartsko has been paid in full the amount set forth in the notice, and Hartsko notifies you in writing that the Hartsko Obligations have been paid in full. All payments made to Hartsko by you shall be used to pay in full the Hartsko Obligations and any amounts paid by you in excess of the Hartsko Obligations shall be remitted to Client.

2. Subject to Section 8 below, you agree to subordinate to Hartsko all right, title and interest in goods purchased by Client with proceeds of the Hartsko Obligations and in Hartsko Accounts (as defined in Section 8 below) (collectively "Hartsko Collateral"), notwithstanding the order of creation, attachment or perfection of such security interests, and any interest you may have will be subordinate to Hartsko's interest therein. You have the right to accept or decline to purchase and advance on Hartsko Accounts. Should you elect to purchase and advance on Hartsko Accounts, Hartsko will be deemed to have subordinated to you all right, title and interest in such Accounts upon payment by you to us of 80% of the face amount of each Hartsko Account.

3. Subject to Paragraph 1, in the event you do not purchase and advance against a Hartsko Accounts, and thereafter you receive any direct proceeds thereof, you will, promptly thereafter pay such proceeds to us.

4. Client agrees that upon notice to you by Hartsko that Hartsko has declared Client to be in default with respect to any transaction involving Hartsko, or the Hartsko Obligations, all monies due from you to Client shall be payable to Hartsko, and Client hereby irrevocably authorizes and empowers Hartsko to ask, demand, receive, receipt, and give acquittance for any and all monies hereby assigned. You shall pay such monies to Hartsko as long as sums are due and payable to Client in accordance with the terms of the Agreement and Client is not in default of any term or condition of such Agreement. Client hereby authorizes you to recognize Hartsko's rights and sufficiency of notices hereunder without investigating the reason for any action taken by Hartsko.

5. You hereby consent to Hartsko obtaining a security interest in the assets of the Client and filing a financing statement (UCC-1/ UCC-3), in connection thereto.

6. This agreement may be terminated by any party hereto as to future transactions on five (5) days written notice to all other parties.

7. In any litigation which ensues between you and Hartsko arising out of this Agreement, the prevailing party shall be entitled to an award of attorneys' fees against the non-prevailing party.

8. Notwithstanding anything to the contrary contained herein, an Account shall not be deemed to be Hartsko Collateral (such account is referred to in this Agreement as a "Hartsko Account") unless:

   1. You have received a writing (the "Factor Letter") in the form annexed hereto from us identifying (i) the customer of the Client which will be purchasing goods financed from you (a "Hartsko Goods Customer"), (ii) said customer's purchase order number (the "PO Number") and (iii) the goods which are the subject of the sales transaction.
   2. The Account is evidenced by an invoice ("Hartsko Invoice") which (i) is issued by the Client to the Hartsko Goods Customer named in the Factor Letter, , (ii) contains the PO Number set forth in the Factor Letter, and (iii) describes the goods as set forth in the Factor Letter
   3. The Hartsko Invoice is received by you at least three days after your receipt of the Factor Letter.

Sincerely,

Hartsko Financial Services, LLC

By:__________________________
Richard Eitelberg, President

AGREED: (obviously, contingent upon achieving successful execution of closing documents between Charter Capital Holdings LP and Client)

Charter Capital Holdings, LP

By: [signature] 7/9/10
Joel Rosenthal, Executive Manager of its General Partner, Charter Capital GP LLC

BN 4994878v1

Name of Client
American Scientific Resources, Inc. d.b.a. Kidz-Med

By: Dr. Christopher Tirotta [signature] 7/16/10

Its: CEO

Name: Christopher F. Tirotta

FORM OF FACTOR LETTER

Date:

Name of Factor Representative
Name of Factor
Address
City & State

Re: **Factor Letter for Name of Client (the "Debtor")**

Ladies and Gentlemen:

This is the Factor Letter referred to in the Intercreditor Agreement between us dated ____ relating to the Client.

We have provided purchase money financing for the Client relating to its sale, as described below:

Customer of Client: ______________________

Customer's Purchase Order Number: ______________________

Purchase Order Dollar Amount ______________________

Factors agreed Advance Rate ______________________

Goods covered by Purchase Order: If more than one customer, Attach sheet.

Sincerely yours,

Hartsko Financial Services, LLC

By: ______________________
Richard Eitelberg, President

APPROVED
Factor Name

By: ______________________
Name: ______________________
Title: ______________________

Client Name

By: ______________________

Its: ______________________

Name ______________________

BN 4994878v1